Exhibit 10.1

AMENDMENT

TO

EMPLOYMENT TRANSITION AND CONSULTING AGREEMENT

This Amendment to Employment Transition and Consulting Agreement (the “Amendment”) is made and entered into effective as of March 20, 2023 (the “Effective Date”) by and between Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), and Elliot Savoie (“Consultant”) (the Company and Consultant are referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, the Parties entered into an Employment Transition and Consulting Agreement dated September 1, 2022 (collectively, the “Agreement”);

WHEREAS, the Agreement may be amended by a written instrument signed by both Parties ; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Consulting Term. The Parties hereby agree that the Consulting Period shall expire on March 31, 2023 (the “Expiration Date”), and Consultant shall not be required to provide consulting services contemplated by the Agreement following the Expiration Date. The Company will pay Consultant the $5,000 monthly consulting fee for the month of March promptly following the Expiration Date. The Company shall have no obligation to pay further consulting fees to Consultant for period following the Expiration Date.

2. Forgiveness of Tax Repayment Liability. Pursuant to Section 5(b) of the Agreement, (i) the Parties acknowledged and agreed that Consultant owes the Company $101,090.79 in respect of funds that the Company remitted to taxing authorities on Consultant’s behalf to satisfy tax withholding obligations resulting from the Company’s issuance of common stock to Consultant upon the June 2022 vesting of restricted stock units, and (ii) Consultant agreed to repay the full amount owed on or prior to March 1, 2024 (the “Tax Repayment Liability”). The Company hereby forgives the Tax Repayment Liability in full.

3. Stock Option Agreement. Reference is made to that certain Stock Option Agreement dated as of September 1, 2022 by and between the Company and Consultant (the “Option Agreement”). For purposes of Section 4 (Termination of Relationship with the Company) and 5 (Term of Option) of the Option Agreement, the Parties agree that Consultant ceasing to provide consulting services to the Company from and after the Expiration Date shall not be deemed to be a Voluntary Termination or a For Cause Termination (as such terms are defined in the Option Agreement). For the sake of clarity, the Parties agree that no portion of the Option (as such term is defined in the Option Agreement) shall terminate as a result of Consultant ceasing to provide consulting services to the Company from and after the Expiration Date. Non-vested portions of the Option shall continue to vest from and after the Expiration Date in accordance with the vesting schedule set forth in Section 3 of the Option Agreement.

4. Survival. Except as otherwise specifically provided in this Amendment, the provisions of the Agreement that are intended to survive the termination or expiration of the Agreement, shall so survive, including without limitation the covenants and provisions set forth in Sections 5(c) (Expenses Associated with Certain Legal Proceedings), 8 (Confidential Information), 9 (Restricted Activities), 10 (Intellectual Property) and 12 (Miscellaneous).

5. Miscellaneous.

(a) The Parties hereto represent that they are fully authorized and empowered to make this Amendment on their behalf.

(b) Except as specifically modified hereby, all terms and conditions of the Agreement shall remain in full force and effect, unmodified in any way. In the event of any inconsistency or conflict between the provisions of the Agreement and this Amendment, the provisions of this Amendment will prevail and govern. All references to the “Agreement” in the Agreement shall hereinafter refer to the Agreement as amended by this Amendment. All capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

(c) Any notice provided for in the Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid), or sent by registered or certified U.S. Mail (postage prepaid), or delivered by email, to the recipient at the address below indicated:

If to the Company, to:	Fresh Vine Wine, Inc.
11500 Wayzata Blvd. #1147
Minnetonka, MN 55305
Attention: Chief Executive Officer

If to Executive, to:	Consultant’s address as shown in the records of the Company;

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under the Agreement will be deemed to have been given upon the earlier of (a) actual receipt, or (b)(i) one business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (ii) three business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid.

(d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

Signature page follows.

In Witness Whereof, the Parties have executed this Amendment to Employment Transition and Consulting Agreement effective as of the Effective Date written above.

THE COMPANY:

FRESH VINE WINE, INC.

By:	/s/ James Spellmire
Name:	James Spellmire
Title:	Chief Financial Officer

CONSULTANT:

/s/ Elliot Savoie
Elliot Savoie

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